SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) October 11, 2002

                     AMERICAN MILLENNIUM CORPORATION, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



           New Mexico                  0-10841                    85-0273340
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(State or Other Jurisdiction     (Commission File Number)      (IRS Employer
      of Incorporation)                                      Identification No.)

  1010 10th Street, Suite 100 Golden, CO                            80401
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  (Address of Principal Executive Offices)                       (Zip Code)

Registrant's telephone number, including area code      (303) 279-2002
                                                    ----------------------------

                                    No Change
           -----------------------------------------------------------
          (Former name or former address, if changed since last report)


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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On October 11, 2002, the Company issued 1,000,000 shares of Series A Non-Voting Cumulative Preferred Stock, par value $0.001 per share ("Series A Preferred Stock"), to LISEN, LLC (the "Purchaser") for $2,500,000. Dr. Jerry D. Kennett, a beneficial owner of more than 10% of the Company's outstanding capital stock, is a member of the Purchaser.

Holders of the Series A Preferred Stock are entitled to receive cumulative dividends on each share of Series A Preferred Stock at an annual rate of 12% of the original issue price per share, payable quarterly, subject to adjustment for any combination, consolidation, share distribution, or share dividend. The initial original issue price is $2.50 per share. Dividends are payable for the term of the Vistar Regional License for South America (the "Vistar License"), which is 10 years with two five year options. In the event dividends are declared on the Common Stock of the Company in an amount which exceeds the dividends declared on the Series A Preferred Stock determined on a Common Share Equivalent Basis (as defined below), the holders of the Series A Preferred Stock shall be entitled to an additional dividend so that the total dividends on the Common Stock and the Series A Preferred Stock are equivalent on a Common Share Equivalent Basis. Common Share Equivalent Basis shall be determined by comparing the dividend that would have been or will be declared or paid on the number of shares of Common Stock into which the shares of Series A Preferred Stock would have been or will be convertible as of the record date(s) to the dividends which were paid or will be paid on the Series A Preferred Stock during such 12-month period.

In the event of a liquidation, dissolution or winding up of the Company, holders of the Series A Preferred Stock will be entitled to receive the original issue price per share, as adjusted, with any remaining distributions going to the holders of the Common Stock. Holders of Series A Preferred Stock are not entitled to vote with respect to such shares, except that the vote or written consent of at least 50% of the outstanding shares of Series A Preferred Stock, voting together as a single class, is required for the Company to incur long-term indebtedness in a material amount or to amend, alter, change or repeal any of the powers, designations, preferences or rights of the Series A Preferred Stock. Each share of Series A Preferred Stock is convertible, at the option of the holder, into a number of shares of Common Stock equal to the original issue price, as adjusted, divided by the greater of (i) 30% less than the mean between the closing sales or bid price, as the case may be, of the Common Stock, as reported by the National Quotation Bureau, Inc. or the OTC Bulletin Board for the 20 consecutive trading days immediately prior to the date of conversion, or
(ii) $0.50 per share.

The Company may redeem the Series A Preferred Stock at any time for the original issue price, as adjusted, plus any accrued dividends upon 30 days' prior written notice to the holders of the Series A Preferred Stock. The Company will be required to redeem the Series A Preferred Stock at the original issue price, as adjusted, upon a sale by the Company of the Vistar License or the business established to implement the Vistar License, unless otherwise dictated by law or regulation.

The Company has a right of first refusal with respect to any sales or transfers of the Series A Preferred Stock, other than a sale or transfer registered under the Securities Act of 1933 or pursuant to Rule 144 under the Securities Exchange Act of 1934, or a sale or transfer to any person or group of a number of shares of Series A Preferred Stock equal to less than 3% of the Company's outstanding Common Stock, on as converted basis.

Pursuant to a Registration Rights Agreement dated as of October 11, 2002 between the Company and the Purchaser (the "Registration Rights Agreement"), the Purchaser has demand registration rights at any time after October 11, 2005 or in the event of a change of control or insolvency proceedings. The Purchaser may not exercise its demand registration rights more than once in any 12-month period or more than twice in the aggregate. The Company has the right to postpone filing or suspend the use by the Purchaser of the registration statement for a reasonable period of time, but not in excess of 90 days in any 360-day period. All fees and expenses incurred by the Company in complying with the Purchaser's rights under the Registration Rights Agreement shall be paid by the Company.

As additional consideration to the Purchaser, pursuant to the Preferred Stock Purchase Agreement dated as of October 11, 2002 between the Company and the Purchaser ("Stock Purchase Agreement"), the Company agreed to transfer 1,680,000 common shares of NSI Global, Inc. ("NSI"). The closing price per NSI common share on the Toronto Stock Exchange was $0.15 Canadian on October 11, 2002. Also, under the Stock Purchase Agreement, the Purchaser is entitled to 25% profit participation in the Company's profits derived from the Vistar License for South America for the term of the Vistar License. The financial mechanism to account for profits derived from the Vistar License will be generated by the Company and provided to the Purchaser.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)     Not applicable.
(b)     Not applicable.
(c)     Exhibits
4.1     Statement of Determination of Series A Non-Voting Cumulative
        Preferred Stock
10.1 Preferred Stock Purchase Agreement dated as of October 11, 2002 between the registrant and LISEN, LLC
10.2 Registration Rights Agreement dated as of October 11, 2002 between the registrant and LISEN, LLC




                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   AMERICAN MILLENNIUM CORPORATION, INC.

                                   Registrant

                                   By:     /s/  Ronald J. Corsentino
                                        --------------------------------------
                                        Name:        Ronald J. Corsentino
                                        Title:       Chief Financial Officer and
                                                     Controller

Dated:  October 28, 2002